Exhibit 10.1

FORM OF SEPARATION AGREEMENT

This SEPARATION AGREEMENT (the “Agreement”) is made and entered into as of the 5th day of October, 2015 (the “Effective Date”), by and among Ellen J. Kullman (the “Executive”) and E.I. du Pont de Nemours and Company (the “Company”).

WHEREAS, the Executive currently serves as Chief Executive Officer of the Company and as Chair of the Company’s Board of Directors (the “Board”);

WHEREAS, the Executive and the Company desire to enter into a mutually satisfactory arrangement concerning, among other things, the Executive’s separation from service with the Company, and other related matters;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, the Executive and the Company agree as follows:

1.                                      Succession.

(a)                                 Separation Date.  The Executive hereby acknowledges and agrees that she shall separate from service with, and shall cease to be an employee of, the Company effective as of the close of business on October 16, 2015 (the “Separation Date”).

(b)                                 Resignation of Board and Officer Positions.  Effective as of the time described in the foregoing paragraph (a), and without any further action required on the part of the Company or the Executive, the Executive hereby resigns from her positions as (i) an employee and Chief Executive Officer of the Company and as an employee and officer, as applicable, of any subsidiary or affiliate of the Company, (ii) Chair and as a member of the Board of Directors or equivalent governing body, as applicable, of the Company and each of its subsidiaries or affiliates on which she serves and (iii) a member of all committees of each such board of directors or equivalent governing body, as applicable, on which she serves.  Although the preceding sentence is intended to be self-executing, the Executive shall execute any documents required by the Company to effectuate the preceding sentence.

2.                                      Separation Payments and Benefits.  In consideration of the Executive’s service to the Company and the Executive’s agreement to comply with the terms of this Agreement, the Company and the Executive mutually agree that the Executive’s separation from service from the Company for all purposes shall be treated as a cessation of the Executive’s employment with the Company (i) entitling Executive to the severance benefits under the Company’s Career Transition Program (the “CTP”) which are described below and (ii) as a retirement under the “55/10 Rule” under the Company’s Equity and Incentive Plan and the Executive’s applicable equity-based award agreements thereunder (together, the “Equity Plan”).  The Executive hereby waives the 60-day redeployment period under the CTP (which has the effect of waiving any otherwise required advance notice to the Executive by the Company of the Executive’s separation).  The Executive and the Company hereby acknowledge and agree that the Executive’s exclusive payments and benefits under the CTP, the Equity Plan, and each other plan, agreement, policy or arrangement of the Company in which the Executive is a participant or to which she is a party (other than any plan, policy or arrangement of the Company providing for pension or deferred compensation benefits in which the Executive is fully vested as of the

Separation Date), in each case, in connection with the Executive’s separation from service on the Separation Date, shall be as set forth below:

(a)                                 Severance Payment.  Pursuant to the CTP, the Executive shall receive, through the Career Transition Financial Assistance Plan as in effect from time to time (“CTFAP”), cash payments, payable commencing immediately over the one-year period following the Separation Date in installments on a regular pay-period basis (as prescribed by the CTFAP), with an aggregate value equal to 12 months’ “Pay” (as defined in the CTP).  The Company and the Executive agree that 12 months’ Pay is $2,795,000.Notwithstanding the foregoing, (i) payments due on or before March 15, 2016 will be paid on a regular pay-period basis beginning on the first regular pay date following the effective date of the General Release, (ii)  payments otherwise due after March 15, 2016 and on or before the six month anniversary of the Separation Date shall be deferred and paid in a single lump sum on the first regular pay date which is more than six months following the Separation Date, and (iii) payments due on or following the first regular pay date which is more than six months following the Separation Date shall be paid on a regular pay period basis in the ordinary course.

(b)                                 Medical and Dental Coverage.  Pursuant to the CTP, as of the Separation Date, the Executive may elect to continue medical and dental coverage following the Separation Date as a retirement-eligible employee pursuant to the Company’s Medical Care Assistance Program and the Dental Assistance Plan, which are the Company’s medical and dental plans for retirees.  The Executive’s coverage will continue at the same coverage level that the Executive elected as an active employee.  The Executive shall receive such coverage through the Company, and will pay the active employee premium for the first 12 months of such coverage.

(c)                                  Life Insurance.  Pursuant to the CTP, as of the Separation Date, the Executive’s Company-provided life insurance (or contributory and noncontributory life insurance, as applicable) shall continue at the Company’s expense for one year and, thereafter, the Executive shall participate in the Company’s retiree life insurance program at the applicable retiree premium rates, as generally in effect from time to time.

(d)                                 Equity Plan.  Pursuant to the Equity Plan, as of the Separation Date, the Executive shall be entitled to continued vesting of the Executive’s outstanding unvested equity-based awards granted to her under the Equity Plan, as if the Executive had not separated from the Company; provided that as to each of the Executive’s performance-based restricted stock units which continue to vest subject to the achievement of applicable performance goals, the number of performance-based restricted stock units earned at the end of the applicable performance period shall be pro-rated based on the number of months that the Executive was employed with the Company from the date of grant of the applicable performance-based restricted stock unit through the end of the applicable performance period.  Each of the Executive’s restricted stock units and performance stock units shall be settled in accordance with the original settlement date and the terms of the Equity Plan.  Each of the Executive’s stock options shall remain exercisable for the remaining original term applicable to such stock options.  The Company and the Executive agree that the treatment described above is that required pursuant to the terms of the Equity Plan.

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(e)                                  Short -Term Incentive Plan.  The Executive shall be eligible for a pro-rated annual bonus under the Short-Term Incentive Plan for the Company’s 2015 fiscal year based on the number of days that the Executive was employed with the Company during 2015 and based on actual Company performance, with such annual bonus payable at the same time as annual bonuses are paid to senior executives generally.

(f)                                   Effect of Payments on Compensatory Arrangements.  The Executive acknowledges that the payments and benefits described in this Section 2, and to which the Executive becomes entitled solely on account of her separation from service with the Company, shall not be considered in determining her benefits under any plan, agreement, policy or arrangement of the Company, including but not limited to pension and other deferred compensation arrangements.

3.                                      Restrictive Covenants Generally; Nondisparagement.

(a)                                 Restrictive Covenants Generally.  For the avoidance of doubt, the Executive shall continue to comply with the terms of any restrictive covenants to which she is subject, and be subject to any applicable forfeiture or repayment provisions for the violation of any such restricted covenants, in each case, as set forth in any plan, agreement, policy or arrangement of the Company in which the Executive participates or to which she is a party, and the parties acknowledge that such covenants or provisions shall remain in full force and effect (including any applicable forfeiture or repayment provisions in the event of breach) following the Separation Date in accordance with the terms of such provisions.

(b)                                 Nondisparagement.  From and following the Effective Date, the Executive agrees not to make negative comments or otherwise disparage the Company or any of its controlled affiliates, or any of their directors or officers at a level of Vice President or above, in any manner reasonably likely to be harmful to them or their business, business reputation or personal reputation, as applicable.  The Company agrees that the Company will not, and the Company will instruct the individuals reporting directly to the Executive as of the Effective Date and the members of the Board as of the Effective Date to not, while employed by the Company or serving as a member of the Board, as the case may be, make negative comments about the Executive or otherwise disparage the Executive in any manner that is reasonably likely to be harmful to her business reputation or personal reputation.  The parties hereto will not assist, encourage, discuss, cooperate, incite, or otherwise confer with or aid any others in discrediting the other or in pursuit of a claim or other action against the other, except as required by law.  Nothing contained in this Section 3(b) shall prevent any party from making truthful statements in any judicial, arbitration, governmental, or other appropriate forum for adjudication of disputes between the parties or in any response or disclosure by any party compelled by legal process or required by applicable law.

4.                                      Cooperation.  In consideration of the payments and benefits set forth in this Agreement, the Executive agrees that, following the Separation Date, she shall provide assistance to the Company and its advisors in connection with any audit, investigation or administrative, regulatory or judicial proceeding involving matters within the scope of her duties and responsibilities to the Company during her employment with the Company, or as to which she otherwise has knowledge (including being available to the Company upon reasonable notice for

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interviews and factual investigations, and appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process).  In the event that the Company requires the Executive’s assistance in accordance with this section, the Company shall reimburse the Executive for reasonable out-of-pocket expenses (including travel, lodging and meals) incurred by the Executive in connection with such assistance, subject to reasonable documentation and compliance with the Company’s standard expense reimbursement policy.

5.                                      General Release.  The Executive agrees that, in consideration of the payments and benefits set forth in Section 2 of the Agreement, some of which (including without limitation the severance payments described in Section 2(a)) she would not otherwise be entitled to but for this Agreement, on or following the Separation Date, but not later than 21 days following the Separation Date, the Executive shall execute and deliver to the Company the release of claims in the form attached hereto as Exhibit A (the “Release”).  Notwithstanding anything in this Agreement, the CTP, the Equity Plan, or in any other plan, policy, agreement or arrangement of the Company to the contrary, whether or not the Executive is a party thereto, if the Executive (i) fails to execute and deliver the Release to the Company within such 21-day period, or (ii) revokes the waiver of age discrimination claims contained in the Release in accordance with the terms thereof, the Executive shall forfeit her right to any compensation or benefits described in Section 2 of this Agreement to which she would not be entitled but for this Agreement (including without limitation the severance payments described in Section 2(a)), and repay to the Company any of such payments or benefits that the Executive previously received.

6.                                      No Mitigation; No Offset.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

7.                                      Tax Withholding.  The Company shall be entitled to withhold from the payments and benefits described in this Agreement all income and employment taxes required to be withheld by applicable law.

8.                                      Notices.  All notices, requests, demands or other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or deposited in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, to the party to whom such notice is being given as follows:

As to the Executive:	The Executive’s last address on the books and records of the Company

As to the Company:	E.I. du Pont de Nemours and Company 974 Centre Road Wilmington, DE 19805 Attention: General Counsel

Any party may change her or its address or the name of the person to whose attention the notice or other communication shall be directed from time to time by serving notice thereof upon the other party as provided in this Agreement.

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9.                                      Successors.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid and the Company shall ensure that any successor assumes and agrees to perform this Agreement by operation of law, or otherwise.

10.                               Section 409A.

(a)                                 General.  It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations relating thereto and any Internal Revenue Service or Treasury rules or other guidance issued thereunder (collectively, “Section 409A of the Code”).  Any payments that qualify for the “short- term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code.  All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on the Executive pursuant to Section 409A of the Code.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b)                                 Reimbursements and In-Kind Benefits.  Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in- kind benefits is not subject to liquidation or exchange for another benefit.

(c)                                  Delay of Payments.  Notwithstanding any other provision of this Agreement to the contrary, if the Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Separation Date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Executive under this Agreement during the six-month period immediately following the Executive’s separation from service (as determined in accordance with Section 409A of the Code) on account of the Executive’s separation from service shall be accumulated and paid to the Executive, other than as set forth in Section 2(a) of this Agreement, on the first business day

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of the seventh month following her separation from service (the “Delayed Payment Date”).  If the Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of her estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of the Executive’s death.

(d)                                 Separation from Service.  Despite any contrary provision of this Agreement, any references to separation of employment or termination of employment shall mean and refer to the date of the Executive’s “separation from service,” as that term is defined in Section 409A of the Code and Treasury regulation Section 1.409A-1(h).

11.                               Governing Law; Venue; Miscellaneous.  This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, except to the extent governed by federal laws, and shall be construed according to its fair meaning and not for or against any party.  Exclusive jurisdiction for the adjudication of disputes regarding this Agreement shall be the Federal and state courts located in the State of Delaware.If any provision hereof is unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the Agreement shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.  As used in this Agreement, the term (a) “affiliate” means an entity controlled by, controlling or under common control with the Company, and (b) “including” does not limit the preceding words or terms.

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IN WITNESS WHEREOF, the Executive has hereunto set her hand and the Board of Directors of the Company has caused this Agreement to be executed by its duly authorized representative, all as of the date first above written.

ELLEN J. KULLMAN

E.I. DU PONT DE NEMOURS AND COMPANY

By:
Title:

EXHIBIT A

General Release

This General Release of all Claims (this “Agreement”) is entered into on              , 2015, by Ellen J. Kullman (the “Executive”) and E.I. du Pont de Nemours and Company (the “Company”).

In consideration of the payments and benefits, and mutual covenants set forth in the Separation Agreement (the “Separation Agreement”) between the Executive and the Company, effective October 5, 2015 (the “Effective Date”), the Executive and the Company agree as follows:

1.                                      General Release and Waiver of Claims.

(a)                                 Company Release. The Company, on behalf of itself and its subsidiaries, affiliates, divisions, successors, assigns, officers, directors, agents, partners and current and former employees (collectively, the “Company Releasors”) hereby irrevocably and unconditionally releases and forever discharges the Executive and each of her respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Executive Releasees”), from any and all Claims, including, without limitation, any Claims under any federal, state, local or foreign law, that the Company Releasors may have, or in the future may possess, arising out of, based upon, in connection with or otherwise relating in any way to (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that notwithstanding anything else contained in this Agreement to the contrary, this Agreement shall not release any of the Executive Releasees from (x) obligations or restrictions arising under or referred to or described in the Separation Agreement and nothing herein shall impair the right or ability of the Company to enforce such provision in accordance with the terms of the Separation Agreement or other applicable agreement or arrangement, (y) any claims arising out of the Executive’s fraud or willful misconduct the material facts of which were not known to the Board of Directors of the Company prior to the Effective Date, or (z) any claims for a “clawback” of compensation pursuant to (A) rules adopted by the Securities and Exchange Commission or any stock exchange on which the Company’s securities are traded pursuant to the Dodd—Frank Wall Street Reform and Consumer Protection Act or otherwise, (B) any policy adopted by the Company for the purpose of complying with any such rules or (C) the Company’s compensation recovery policy as in effect on the Effective Date.

(b)                                 Executive Release. In consideration of the payments and benefits provided to the Executive under the Separation Agreement, and after consultation with counsel, the Executive, on behalf of herself and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Executive Releasors” and, together with the Company Releasors, the “Releasing Parties”) hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Company Releasees” and, together with the Executive Releasees, the “Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character, whether known or unknown (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Executive Releasors may have, or in the future may possess, arising out of, based upon, in connection with or otherwise relating in any way to (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that notwithstanding anything else contained in this Agreement to the contrary, this Agreement shall not affect:  the obligations of the Company or the Executive set forth in the Separation Agreement or any plan, policy or arrangement of the Company providing for pension or deferred compensation benefits, all of which shall remain in effect in accordance with their terms, and any indemnification or similar rights the Executive has as a current or former officer or director of the Company, including, without limitation, any and all rights thereto referenced in the Company’s bylaws, other governance documents, or any rights with respect to directors’ and officers’ insurance policies.

(c)                                  Specific Release of ADEA Claims.  In further consideration of the payments and benefits provided to the Executive under the Separation Agreement, the Executive Releasors hereby unconditionally release and forever discharge the Company Releasees from any and all Claims that the Executive Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).  By signing this Agreement, the Executive hereby acknowledges and confirms the following:  (i) the Executive was advised by the Company in connection with her termination to consult with an attorney of her choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than twenty-one (21) calendar days to consider the terms of this Agreement and to consult with an attorney of her choosing with respect thereto; and (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement.  The Executive also understands that she has seven (7) calendar days following the date on which she signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of her revocation of the release and waiver contained in this paragraph.

(d)                                 No Assignment.  The Releasing Parties represent and warrant that they have not assigned any of the Claims being released under this Agreement.

2.                                      Proceedings.  The Releasing Parties have not filed, and agree not to initiate or cause to be initiated on their respective behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body, other than with respect to the obligations of the Company to the Executive and of the Executive to the Company under, or set forth in, the Separation Agreement, or in respect of any other matter described in the respective provisos to Section 1(a) and Section 1(b) (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. The Releasing Parties waive any right they may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

3.                                      Remedies.  In the event the Executive initiates or voluntarily participates in any Proceeding following her receipt of written notice from the Company and a failure to cease such participation within thirty (30) calendar days following receipt of such notice, or if she revokes the ADEA release contained in Paragraph 1(c) of this Agreement within the seven (7)- calendar-day period provided under Paragraph 1(c), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to her, and/or terminate any benefits or payments that are subsequently due, in each case pursuant to the last sentence of Section 5 of the Separation Agreement, without waiving or otherwise forfeiting the benefits of the release otherwise granted in this Agreement.  The Executive understands that by entering into this Agreement she will be limiting the availability of certain remedies that she may have against the Company and limiting also her ability to pursue certain claims against the Company.

4.                                      Severability Clause.  In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

5.                                      Nonadmission.  Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

6.                                      Governing Law; Venue; Miscellaneous.  This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, except to the extent governed by federal laws, and shall be construed according to its fair meaning and not for or against any party.  Exclusive jurisdiction for the adjudication of disputes regarding this Agreement shall be the Federal and state courts located in the State of Delaware.If any provision hereof is unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the Agreement shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

7.                                      Notices.  All notices or communications hereunder shall be in writing, addressed as provided in Section 8 of the Separation Agreement.

THE EXECUTIVE ACKNOWLEDGES THAT SHE HAS READ THIS AGREEMENT AND THAT SHE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT SHE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR IN THIS AGREEMENT VOLUNTARILY AND OF HER OWN FREE WILL.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below.

ELLEN J. KULLMAN

DATE

E.I. DU PONT DE NEMOURS AND COMPANY

By:
Title:

DATE